SHARE PURCHASE AGREEMENT


         AGREEMENT dated as of July 14th, 1994 among SEALED AIR LIMITED, a company organized and existing under the laws of England ("SAL"), and the individuals listed on Exhibit A hereto (such persons being herein individually referred to herein as a "Selling Shareholder" and collectively referred to herein as the "Selling Shareholders"), joined in for the purposes set forth in this Agreement by SEALED AIR CORPORATION, a Delaware corporation ("Sealed Air").

                                WITNESSETH:

         WHEREAS, HEREFORD PAPER AND ALLIED PRODUCTS LIMITED, a company incorporated under the laws of England ("Hereford"), with its registered office at Netherwood Road, Rotherwas Industrial Estate, Hereford HR2 6JU, England, has authorized capitalization of 5,000 ordinary shares, with a nominal value of Ll.00 each ("Hereford Capital Stock"), all of which shares are issued and fully paid;

         WHEREAS, the Selling Shareholders own all of the issued and fully paid shares of Hereford Capital Stock (the "Fully Paid
Hereford Shares");

         WHEREAS, EUROPADS SARL, a company with limited liability organized and existing under the laws of France
("Europads"), with its registered address at Zone A de la
Madeleine, 53410 Port Brillet, France, has authorized capitalization of 50,000 common shares with a nominal value of FF
2.00 each ("Europads Capital Stock"), all of which shares are issued and outstanding;

         WHEREAS, prior to the date of this Agreement, certain of the Selling Shareholders owned all of the issued and outstanding shares of Europads Capital Stock (the "Outstanding
Europads Shares"); and

         WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Selling Shareholders have agreed to cause Hereford to acquire the Outstanding Europads Shares and thereafter to sell the Fully Paid Hereford Shares to SAL, and SAL desires to purchase all of the Fully Paid Hereford Shares from the Selling Shareholders;

         NOW, THEREFORE, the parties agree as follows:

         1.    Purchase and Sale.

         (a) Purchase Price. Subject to the terms and conditions contained in this Agreement, on the Signing Date (as hereinafter defined), SAL shall purchase from the Selling Shareholders, and the Selling Shareholders shall sell to SAL, the Fully Paid Hereford Shares, which shares shall, on the Signing Date, constitute all of the issued and fully paid shares of Hereford Capital Stock, in exchange for L1,990,000 (the "Purchase Price").

         (b) Payment of the Purchase Price. The Purchase Price shall be paid on the Signing Date in cash, by wire transfer to the account of the Selling Shareholders or by delivery to the Selling Shareholders of a bank check, in each case for the portion of the Purchase Price payable to each Selling Shareholder. Without limiting the generality of the foregoing, the Selling Shareholders agree that the amount of the Purchase Price due upon the Signing shall be deemed to have been paid upon the deposit thereof with their solicitors, Messrs. Lambe Corner & Co., 36/37 Bridge Street, Hereford HR4 9DJ, England and acknowledge by their execution and delivery of this Agreement that such funds have been so deposited.

         (c)  Performance Consideration. The Selling
Shareholders have delivered to Sealed Air and SAL certain projections of the gross sales and gross profit of Current Products (as defined below) of Hereford and Europads for their fiscal years ending November 30, 1994 and 1995 (the "Performance Years"). Based upon such projections, SAL agrees to pay as part of the Purchase Price for the Fully Paid Hereford Shares certain additional consideration to the Selling Shareholders (the "Performance Consideration"). The amount of the Performance Consideration shall be payable to the Selling Shareholders in proportion to the Fully Paid Hereford Shares they owned at the time of the Signing either, at SAL's option, in cash or by the delivery of a whole number of Sealed Air Shares determined in the manner set forth in Section l(e) not later than thirty (30) days after the completion of the audit referred to below. Subject to adjustment as provided below, the amount of the Performance Consideration shall be determined based upon the attainment by Hereford and Europads of Total Gross Profit (as defined below) of Current Products for the Performance Years as follows:

         Total                     Performance
      Gross Profit                Consideration

      L 3,172,000                  L  300,000
        3,872,000                   1,000,000
        4,172,000                   1,300,000

The amount of the Performance Consideration shall be reduced or increased Pound Sterling for Pound Sterling, as the case may be, proportionately for each Pound Sterling of Total Gross Profit below or above L3,872,000; provided that, except as provided below, the aggregate amount of the Performance Consideration shall not be less than L300,000 nor more than L1,300,000. As used herein,

              (i) the term "Current Products" shall mean paper products for use when packaging meat, poultry, fish or other foods, super absorbent papers for use in food transportation and other purposes, wet laid and non-woven filtration papers, sterilizable or peelable wet laid or non-woven medical papers, and air freshener and general products heretofore manufactured and sold by Hereford and Europads or that are developed by Hereford or Europads during the Performance Years, but not including for purposes of this Section 1(c) any product developed, manufactured or sold by SAL or its affiliates; and

             (ii) the term "Total Gross Profit" shall mean the aggregate for the Performance Years (including for purposes of such calculation the period prior to the Closing) of the consolidated gross sales by Hereford and Europads of Current Products less, for each such fiscal year, (x) the cost of raw materials acquired during such fiscal year, (y) the difference at the end of such fiscal year between opening and closing inventories of raw materials, work-in-process and finished Current Products at the beginning of such fiscal year, and (z) direct labor costs incurred in connection therewith during such fiscal year computed in a manner consistent with the accounting principles used by Hereford and Europads in their fiscal years ended November 30, 1993.

The amount of the Performance Consideration shall be determined based upon an audit of the gross sales and gross profits of the Current Products for the Performance Years performed by KPMG Peat Marwick or such other firm of public accountants as shall be reasonably acceptable to Sealed Air, SAL and the Selling Shareholders provided that, notwithstanding any other provision of this Agreement, the amount of the Performance Consideration shall be reduced by the amount of any payment falling to be made in relation to the matters referred to in clause 6.5 of the Taxation Deed (as defined in clause 3(a)(vi)). Nothing contained in this Section l(c) shall require SAL or its affiliates to retain the separate corporate existence of Hereford or Europads during the Performance Years; provided that SAL shall maintain or cause to be maintained such accounting records as shall be necessary to determine the amount of the Performance Consideration; provided further that SAL agrees to use, and to cause its affiliates to use, reasonable commercial efforts during the Performance Years to promote the manufacture and sale of Current Products.

         (d) Payment of the Performance Consideration. SAL shall have the option to pay all or any portion of the Performance Consideration either in cash in the manner set forth in Section 1(b) or by delivering to the Selling Shareholders in payment of such portion of the Performance Consideration as SAL shall determine in its sole discretion a number of whole shares of Sealed Air's Common Stock, par value $0.01 (U.S.) per share ("Sealed Air Common Stock"), determined pursuant to Section l(e) of this Agreement.

         (e)  Determination of Sealed Air Shares.

              (i) The aggregate number of whole shares (the "Sealed Air Shares") of Sealed Air Common Stock to be delivered to the Selling Shareholders in payment, at SAL's option, of all or a portion of the Performance Consideration shall be determined by dividing the portion of such payment to be paid in Sealed Air Shares by the Average Closing Market Price (as hereinafter defined) expressed in Pounds Sterling and rounding the quotient to the next lowest whole share. The term "Average Closing Market Price" shall mean the average of the closing market prices for Sealed Air Common Stock as reported in The Wall Street Journal for each of the five days on which such shares are traded on the New York Stock Exchange ("Trading Days") immediately preceding the date (the "Determination Date") which is ten Trading Days before the date on which such shares are to be delivered to the Selling Shareholders. The exchange rate that shall be applied to express the Average Closing Market Price in Pounds Sterling shall be the spot rate of exchange for the conversion of U.S. Dollars into Pounds Sterling as reported in The Wall Street Journal at the close of business on the Determination Date.

             (ii) No fractional Sealed Air Shares shall be delivered to the Selling Shareholders. If a fractional share of Sealed Air Common Stock would be issuable to any Selling Shareholder pursuant to Section l(d), such Selling Shareholder shall be entitled to receive in lieu thereof, without duplication, as part of the Performance Consideration, an amount in cash determined by multiplying the Average Closing Market Price (expressed in Pounds Sterling) by the fraction of a share of Sealed Air Common Stock to which such Selling Shareholder would otherwise have been entitled.

         2.   Signing.

          (a) Time and Place of Signing. The Signing under this Agreement (the "Signing") shall take place, unless SAL, Sealed Air and the Selling Shareholders agree upon another date or place, at the offices of Wragge & Co., 55 Colmore Row, Birmingham B3 2AS, England, at 10:00 A.M., local time, on a date (the "Signing Date") to be mutually agreed upon after the conditions set forth in Sections 3(a) and 3(b) shall have been satisfied, which date shall, unless otherwise agreed, not be later than September 30, 1994. The parties each agree to use all reasonable commercial efforts to cause the conditions set forth in Sections 3(a) and 3(b) to be satisfied. Notwithstanding the foregoing, in the event that the Signing does not occur on or before September 30, 1994, either SAL or the Selling Shareholders may, upon written notice to the other, terminate this Agreement without liability to any of the other parties hereto.

         (b)  Exchange of Stock Certificates; Method of Payment.

         At the Signing, subject to the satisfaction on or before the Signing Date of the conditions set forth in Section 3:

              (i) the Selling Shareholders shall deliver to SAL certificates for the Fully Paid Hereford Shares, duly endorsed for transfer to SAL, which certificates shall represent all of the then issued and fully paid shares of Hereford Capital Stock; and

              (ii)  SAL shall deliver to the Selling
         Shareholders, proportionately to their ownership of the Fully Paid Hereford Shares, an amount in cash equal to the Purchase Price in the manner provided for in
         Section 1(b).

         (c) Delivery Constitutes Affirmation. The delivery to SAL pursuant to Section 2(b) of the certificates for the Fully Paid Hereford Shares shall constitute an affirmation by the Selling Shareholders (i) that the representations and warranties of the Selling Shareholders contained in this Agreement are true and accurate on the Signing Date and (ii) that the Selling Shareholders have duly performed or caused to be performed all covenants, conditions and obligations to be performed or satisfied on or before such date under this Agreement by the Selling Shareholders or Hereford.

         3.  Conditions to the Signing.

         (a)  Conditions to Sealed Air's and SAL's Obligations.
The obligations of SAL to effect the Signing and to purchase the Fully Paid Hereford Shares are subject to the satisfaction, on or before the Signing Date, of the following conditions:

              (i)  Board Approval.  The Boards of Directors of
         Sealed Air and SAL shall have approved the transactions contemplated by this Agreement.

             (ii)  Listing of the Sealed Air Shares.  The Sealed
         Air Shares shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance.

            (iii) Acquisition and Capitalization of Europads. Hereford shall have acquired all of the Outstanding Europads Shares at an aggregate price not to exceed l10,000, shall be the sole beneficial owner thereof, Hereford shall have contributed to the capital of Europads the outstanding amount of the receivables and other obligations owing from Europads to Hereford (provided that at the time of such contribution and of the Signing the amount of such receivables and other obligations shall not exceed L498,000); and Europads shall be solvent and not subject to liquidation under the laws of France as a consequence of its heretofore accumulated losses.

             (iv) Renegotiation of Europads' Lease. The lease of Europads manufacturing facility in Port Brillet, France shall have been modified in a manner satisfactory to SAL and Sealed Air.

              (v) Employment Matters. Mr. Colin P. Paton shall have entered into an Employment Agreement dated the Signing Date on substantially the terms and conditions set forth in Exhibit B, and such other employees as SAL shall have determined to be key employees of Hereford or Europads shall have entered into service agreements providing for their continued employment by Hereford or Europads after the Signing in form and substance satisfactory to SAL.

             (vi)  Execution of Taxation Deed.  The Selling
         Shareholders shall have executed and delivered to SAL and Sealed Air a Taxation Deed in the form of Exhibit C
         (the "Taxation Deed").

                 (vii) Advances and Loans. No advances or loans by Hereford to any Selling Shareholder or to employees, affiliates or agents of Hereford or any Selling
         Shareholder shall be outstanding.

           (viii) Outstanding Indebtedness. The amount of the outstanding Indebtedness (as hereinafter defined) of Hereford and Europads on the Signing Date shall not exceed Ll,500,000. As used in this Agreement in capitalized form, the term "Indebtedness" shall include indebtedness for borrowed money, including without limitation capitalized lease obligations and bank overdrafts, but shall exclude obligations to trade creditors maintained in the ordinary course of business.

             (ix) Due Diligence. Sealed Air and SAL shall have completed a due diligence review of Hereford including without limitation a financial review or audit by KPMG Peat Marwick of Hereford's and Europads financial condition and tax situation and environmental reviews of the facilities and operations of Hereford and Europads, which reviews and audits shall be satisfactory to SAL and Sealed Air in their sole discretion.

             (x) Permits, Approvals, Litigation, Etc. All permits and approvals from any governmental agency or regulatory authority required for the lawful consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect (including without limitation the notification to and approval by the French Ministry of Economy of the acquisition by Hereford of the Outstanding Europads Shares). No legal proceeding shall be pending or overtly threatened, or any basis for such a proceeding asserted, before any court or by any governmental agency or regulatory authority of any jurisdiction directed against the consummation of any of the transactions contemplated by this Agreement which, in the opinion of counsel to and in the judgment of SAL or Sealed Air, makes it impracticable or inadvisable on the part of SAL to proceed with the transactions contemplated by this Agreement. SAL, Sealed Air and the Selling Shareholders shall have obtained all consents and permits, if any are required, from third parties in connection with the performance of this Agreement (including without limitation any consents of Hereford's lenders or other creditors).

             (xi) Current Financial Statements. Hereford shall have delivered to SAL and Sealed Air (A) unaudited balance sheets of Hereford and Europads as of March 31, 1994 and their related unaudited statements of income and changes in financial position for the cumulative accounting period then ended, in form and substance satisfactory to Sealed Air and SAL, certified by the Managing Director of Hereford, and (B) unaudited balance sheets of Hereford and Europads as of the most recent month-end preceding the Signing Date for which such statements are available (in accordance with the ordinary practices of Hereford and Europads) and the related unaudited statements of income and changes in financial position of each of them for the quarter and month, respectively, then ended and for the cumulative accounting period then ended, which financial statements shall be certified by the Managing Director of Hereford.

            (xii) No Material Adverse Change. There shall have been no material adverse change in the business, assets or prospects, financial or otherwise, of Hereford or Europads since November 30, 1993.

           (xiii) Accuracy of Representations and Warranties. The representations and warranties of the Selling Shareholders contained in this Agreement shall be true and accurate on the Signing Date as if made on such date (except as affected by the transactions contemplated by this Agreement and except to the extent that any such representations and warranties have been made as of a specified date, in which case such representations and warranties shall have been true and accurate as of such specified date).

            (xiv) Performance of Agreements. The Selling Shareholders shall have duly performed, and shall have caused Hereford and Europads to duly perform, on or before the Signing Date all covenants and obligations to be performed by them under this Agreement.

             (xv)  Brokerage Commission.  The Selling
         Shareholders shall have paid, or shall have made arrangements satisfactory to Sealed Air and SAL for the payment of all, fees and commissions to which Henry
         Butcher & Co., who has acted as their broker in connection with the sale of Hereford and Europads, is entitled.

            (xvi) Satisfaction of Sealed Air's Counsel. All legal aspects of the transactions contemplated by this Agreement shall be accomplished in a manner satisfactory to Sealed Air's counsel.

         (b)  Conditions to the Selling Shareholders'
Obligations. The obligations of the Selling Shareholders to sell the Fully Paid Hereford Shares and to effect the Signing are subject to the satisfaction, on or before the Signing Date, of the condition that SAL and Sealed Air shall have duly performed all covenants and obligations to be performed by them under this Agreement on or before the Signing Date.

         4.  Representations, Warranties and Covenants of each
Selling Shareholder.

         Each Selling Shareholder represents and warrants to and covenants with SAL and Sealed Air as follows:

         (a) Such Selling Shareholder has the full legal right, power and authority to sell, assign and transfer the Fully Paid
Hereford Shares owned by such Selling Shareholder.

         (b) The Fully Paid Hereford Shares owned by such Selling Shareholder are, and at the time of their transfer to SAL will be, free and clear of all restrictions on transfer, liens, claims, equities, security interests and encumbrances of any kind or nature whatsoever, and delivery of such shares to SAL as provided in Section 2(b) will transfer to SAL good and marketable title thereto free and clear of all restrictions on transfer, claims, liens, equities, security interests and encumbrances of any kind or nature whatsoever.

         (c) This Agreement is such Selling Shareholder's legal, valid and binding obligation, enforceable against such Selling Shareholder in accordance with its terms.

         (d) The execution, delivery and performance of this Agreement by such Selling Shareholder will not conflict with, result in any breach of, or constitute a default under or cause the acceleration of, or require any consent, approval or other action of any third party, court or governmental authority pursuant to, any mortgage, indenture, or other agreement or instrument, lien, license, permit, judgment, decree, statute, ordinance, rule, regulation, proceeding or order or any other restriction of any kind or character to which such Selling Shareholder is a party or by which such Selling Shareholder is bound or affected.

         (e) Such Selling Shareholder has received a copy of Sealed Air's Annual Report on Form 10-K as filed with the Securities and Exchange Commission (without the exhibits thereto), and of Sealed Air's Annual Report to Shareholders, each for the year ended December 31, 1993, a copy of Sealed Air's Proxy Statement dated March 30, 1994 for the Annual Meeting of Sealed Air's Shareholders to be held on May 20, 1994, and a copy of each Quarterly Report on Form 10-Q for each calendar quarter ending after January 1, 1994 through the Signing Date, and Sealed Air has afforded to such Selling Shareholder access to such other public information regarding the business and financial affairs of Sealed Air as such Selling Shareholder has deemed necessary to enable such Selling Shareholder to make an informed investment decision with respect to the acquisition of Sealed Air Shares by such Selling Shareholder.

         (f) Such Selling Shareholder has such experience in business and financial matters or has obtained advice from a person with such experience so as to be able to evaluate independently the merits and risks of an investment in the Sealed Air Shares that may be issued to such Selling Shareholder, and such Selling Shareholder is able to bear the economic risk of an investment in the Sealed Air Shares that may be issued to such Selling Shareholder including, without limiting the generality of the foregoing, the risk of losing all or any part of such Selling Shareholder's investment in the Sealed Air Shares that may be issued to such Selling Shareholder and the inability of selling or otherwise transferring or disposing of such Sealed Air Shares for an indefinite period of time.

         (g) Such Selling Shareholder has been afforded an opportunity to ask questions about and receive answers in response concerning the business and financial affairs of Sealed Air from representatives of Sealed Air and the opportunity to obtain any additional publicly available information that such Selling Shareholder desired with respect to Sealed Air.

         (h) If such Selling Stockholder is a personal representative of the estate of Graham Michael Paton (the
"Estate"), such Selling Stockholder (the "Personal
Representative") represents and warrants, both in such Personal
Representative's individual capacity and in such person's capacity as personal representative of the Estate, that:

              (i) such Personal Representative has been duly appointed and is currently serving as a personal representative of the Estate and there are no personal representatives of such estate except for such as have been identified to Sealed Air and SAL;

             (ii) such Personal Representative has delivered to Sealed Air and SAL a complete and correct copy of all documents and other instruments evidencing the authority of such Personal Representative to act for the Estate;

            (iii)  such Personal Representative has all
         necessary power and authority to enter into this Agreement and all other related agreements to which such Personal Representative is a party (as personal representative of the Estate) and to perform such Personal Representative's obligations hereunder and thereunder;

             (iv) except for such as have been obtained, no consent, approval, authorization or other action on the part of (A) any of the beneficiaries of the Estate or any other person or entity or (B) any court, governmental body or authority, is necessary to permit the Personal Representative to enter into this Agreement and all other related agreements to which such Personal Representative is a party (as personal representative of the Estate) and to perform any of his or her obligations hereunder or thereunder; and

              (v) the execution and delivery of this Agreement and all other related agreements to which such Personal Representative is a party (as personal representative of such estate) will not, and the consummation of the transactions contemplated hereby and thereby will not, result (with or without notice, lapse of time or both) in (A) any breach or violation of any of such Personal Representative's duties or obligations as Personal Representative or otherwise, (B) any breach or violation of such Personal Representative's authority as such or of any agreement or understanding to which such Personal Representative is a party or by which such Personal Representative or any of the assets of the Estate is bound, or (C) any breach or violation of any judgment, order, decree, law, rule or regulation by which such Personal Representative or any of the assets of the Estate is bound or to which such Personal Representative or any of the assets of the Estate are otherwise subject.

         5.  Additional Representations, Warranties and
Covenants of the Selling Shareholders.

         The Selling Shareholders (including, with respect to the Estate, each Personal Representative solely in his or her capacity as such), jointly and severally, represent and warrant to and covenant with Sealed Air and SAL as follows:

         (a) Organization, Standing, Etc. Hereford is a company in good standing incorporated under the laws of England and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted. Europads is a duly organized and validly existing corporation in good standing under the laws of France and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted.

         (b) Capitalization. Hereford has an authorized capitalization of 5,000 ordinary shares of Hereford Capital Stock, nominal value Ll.00 per share, all of which are issued and fully paid with no personal liability attaching to the ownership thereof. Europads has an authorized capitalization of 50,000 shares of Europads Capital Stock, nominal value FF 2.00 per share, all of which are issued and outstanding. No shares of Europads Capital Stock are held in treasury. The outstanding shares of Hereford Capital Stock and Europads Capital Stock are free of any usufruct, pledge, charge, security or claim of any third party whatsoever.

         (c) Charter Documents. The Selling Shareholders have delivered to Sealed Air and SAL a true, correct and complete copy of the charter documents of Hereford and Europads (including all amendments thereto). No action or proceeding is pending or contemplated for the amendment of the charter documents of Hereford or Europads or for the dissolution or liquidation of Hereford or Europads.

         (d) Outstanding Options, Warrants or Other Rights. Neither Hereford nor Europads has outstanding any options, warrants or other rights permitting or requiring it or others to purchase or convert any obligation into shares of Hereford Capital Stock or Europads Capital Stock, has agreed to issue any shares of Hereford Capital Stock or Europads Capital Stock, nor has made any commitment to increase the capital stock of Hereford or Europads except, with respect to Europads, as contemplated by this Agreement. Either (i) there are no voting trusts or other agreements or understandings with respect to the voting or transfer of shares of Hereford Capital Stock or Europads Capital Stock and shares of Hereford Capital Stock and Europads Capital Stock are not subject to any pre-emptive rights, rights of first refusal or similar rights, or (ii) each of the Selling Shareholders hereby unconditionally and irrevocably waives all rights of pre-emption or similar rights over any of the Fully Paid Hereford Shares or the Outstanding Europads Shares conferred on such Selling Shareholder by the charter documents of Hereford or Europads or in any other way.

         (e)  Subsidiaries.  Except that, as of the Signing
Date, Hereford will own good and marketable title to all of the Outstanding Europads Shares free and clear of all restrictions on transfer, liens, claims, equities, security interests and encumbrances of any kind or nature whatsoever, Hereford has no subsidiaries, nor does Hereford have any investment in any other company or other entity.

         (f) Record Ownership. The Selling Shareholders are the registered holders and beneficial owners of all of the outstanding shares of Hereford Capital Stock, and the number of shares held by them in Hereford are as set forth in Exhibit A.

         (g) Financial Statements. The Selling Shareholders have delivered to Sealed Air and SAL (i) audited financial statements of Hereford and Europads including any related notes thereto and any reports thereon for each of their three fiscal years ended November 30, 1993, and (ii) unaudited financial statements of Hereford and Europads for the fiscal period ended March 31, 1994. Except as has been disclosed to Sealed Air and SAL in writing, such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial position, income and changes in financial position of Hereford and Europads as of the dates and for the respective periods indicated. Such balance sheets in all material respects make full and adequate provision for all fixed and contingent obligations and liabilities of Hereford and Europads as of the dates and for the periods indicated required by generally accepted accounting principles consistently applied to be therein provided for, and as of the respective dates of such financial statements Hereford and Europads had no obligations or liabilities of any nature not reflected in and adequately reserved against on such balance sheets as required by generally accepted accounting principles consistently applied to be so reflected or reserved against. To the best of the knowledge of the Selling Shareholders, there is no basis for the assertion against Hereford and Europads of any material liability or obligation not adequately reflected in or reserved against in such financial statements.

         (h)  Certain Changes or Events. Since November 30,
1993, neither Hereford nor Europads has:

              (i)  experienced any material change in its
         condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects other than changes in the ordinary course of business which have not been materially adverse;

             (ii) declared, made or paid any dividend or other distribution in respect of its capital stock or purchased or redeemed, directly or indirectly, any shares of its capital stock, or made any other payment to any Selling Shareholder except for normal emoluments, reimbursements of business expenses, and amounts payable to a Selling Shareholder pursuant to written agreements in effect prior to November 30, 1993 disclosed in the Disclosure Schedule to this Agreement (the "Disclosure Schedule");

            (iii)  except, with respect to Europads, as
         contemplated by this Agreement, issued or committed to issue any shares of its capital stock of any class or any options, warrants or conversion or other rights to purchase any such shares or interests or any securities convertible into or exchangeable for such shares or interests;

             (iv) incurred any additional Indebtedness for borrowed money, except pursuant to lines of credit existing at November 30, 1993, or issued or sold any debt securities;

              (v) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance, or granted any option with respect to any of its properties or assets, tangible or intangible;

             (vi)  acquired or disposed of any assets or
         properties of material value;

            (vii) forgiven or cancelled any debts or claims or waived any material rights;

           (viii) entered into any material transaction other than in the ordinary course of business;

             (ix) granted to any director, officer or salaried employee or any class of other employees any increase in compensation in any form in excess of the amount thereof in effect as of November 30, 1993 (other than normal periodic salary reviews in amounts consistent with past practices) or any severance or termination pay (other than in minor amounts consistent with past practices), or entered into any written employment agreement or arrangement with any person;

              (x)  entered into, adopted or amended in any
         respect any collective bargaining agreement or adopted or amended any fringe benefit, bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, insurance or other similar plan, agreement, trust, fund or arrangement for the benefit of employees (whether or not legally binding);

             (xi) suffered any damage, destruction or loss (whether or not covered by insurance) which materially and adversely affects or could materially and adversely affect its condition (financial or otherwise), properties, assets, business, operations or prospects envisioned by it;

            (xii) suffered any loss of employees or customers that materially and adversely affects or could materially and adversely affect it; or

           (xiii)  incurred any material liability or obligation
         (fixed or contingent) except (A) liabilities and obligations in the ordinary course of business and (B) other liabilities and obligations not exceeding L20,000 in the aggregate.

         (i) Title to Properties; Liens. Each of Hereford and Europads has good and marketable title to, or valid and subsisting leasehold interests in, all of its properties and assets, real and personal, tangible and intangible. Such properties and assets constitute all of the properties and assets necessary or currently being used to conduct the business of Hereford and Europads as now being conducted, and there has been no loss or casualty with respect to such properties or assets whether or not covered by the proceeds of insurance. Except as described in the Disclosure Schedule, such properties and assets are subject to no mortgage, option, pledge, lien, charge, encumbrance, security interest, conditional sale or other title retention agreement or to any easements, rights of way, building or use restrictions, exceptions, reservations or limitations which in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of Hereford and Europads, and each of Hereford and Europads is in exclusive and undisputed occupation of the whole of its real properties. There is not under any lease of real or personal property to which Hereford and Europads is a party any existing default or event of default or event which with notice or lapse of time or both would constitute a default, nor is there any actual or contingent liability under any lease of real or personal property except for such liabilities as are disclosed in the Disclosure Schedule. The Disclosure Schedule contains a true and complete list and brief description of all real and material personal properties owned or leased by Hereford or Europads, including any significant structures located on any of such real properties. All improvements on such real properties have been made and all operations thereof have been conducted so as to comply with and conform to, and to the best knowledge of the Selling Shareholders do not fail to comply with and conform to, any and all applicable health, fire, environmental (including without limitation air and water pollution laws and regulations and other laws and regulations relating to the discharge of materials into the environment and to the disposal of solid, toxic, hazardous and other wastes), safety, and building laws and other applicable statutes, rules and regulations, except for violations which (or the curing of which) would not have a materially adverse effect on the conduct of the present business activities of Hereford or Europads. All such improvements and operations comply with all zoning laws, ordinances and regulations applicable to such real properties. The buildings, structures, fixtures, machinery and equipment used by Hereford and Europads in the conduct of their business are in good operating condition and repair. Neither Hereford nor Europads has, since deduction of title to SAL's solicitors, entered into any transaction affecting the title to any of the real properties owned by Hereford or Europads.

         (j)  Patents and Other Rights.  There are no:

              (i) patents, patent applications, inventions as to which either Hereford or Europads has commenced action to apply for patents, trademarks (either registered or registration applied for), trade names and copyrights that are as of the date of this Agreement (A) owned or otherwise held in the name of Hereford or Europads or (B) owned by or otherwise held in the name of third parties in which Hereford or Europads has any interest by license or otherwise; or

             (ii) licenses, assignments and agreements to which Hereford or Europads is a party relating to any patent, patent application, trademark (either registered or registration applied for), trade name, copyright, process, design, trade secret, know-how or technology owned by or otherwise held in the name of Hereford or Europads.

To the best of the knowledge of the Selling Shareholders, neither Hereford nor Europads has infringed, is infringing, or has engaged or is engaging in any unauthorized use or misappropriation of, any patent, trademark, trade name, copyright (including any copyright relating to software), process, design, invention, trade secret, know-how or technology owned by or belonging to any third party and used in the business of Hereford or Europads, and there is no basis nor would there be any basis for the assertion of any claim against Hereford or Europads of such infringement, unauthorized use or misappropriation. There is no pending or threatened claim of such nature against Hereford or Europads. There are no items of the type described in clauses
(i) and (ii) that are required or are being used to carry on the business of Hereford or Europads substantially as now conducted.

         (k) Litigation, Etc. Except as disclosed in the Disclosure Schedule, there are no actions, suits, proceedings or investigations pending or, to the best of the knowledge of the Selling Shareholders, threatened against or affecting Hereford or Europads, at law or in equity, before any court, commission, board, bureau, agency, instrumentality or other governmental authority. To the best of the knowledge of the Selling Shareholders, there are no claims that have not been asserted against Hereford or Europads that are probable of assertion.

         (l) Accounts Receivable. The accounts receivable of Hereford and Europads as shown on their balance sheets at November 30, 1993 and March 31, 1994, or thereafter acquired by them, are usual and normal receivables and, through the continuation of existing collection procedures, are and on the Signing Date will be collectible in the case of Hereford within thirty (30) days and in the case of Europads within sixty (60) days after the end of the calendar month in which they arose in the aggregate amounts thereof, after allowance for doubtful accounts in the amount of the reserves established therefor as reflected in such balance sheets.

         (m) Inventory. Except as has been disclosed to and accepted by Sealed Air, the inventories of Hereford and Europads shown on their balance sheets at November 30, 1993 and March 31, 1994, or thereafter acquired by them, consist of items of a quality and quantity usable or saleable in the normal course of the businesses of Hereford and Europads; the value of all items of obsolete materials and of materials of below standard quality has been written down to realizable market value or adequate reserves have been provided therefor; and the value at which such inventory is carried reflects the normal inventory valuation policies of Hereford and Europads.

         (n) Governmental Consents, Etc. Except for such as are disclosed in this Agreement or the Disclosure Schedule, all of which will be obtained on or before the Signing Date, neither Hereford, Europads nor any of the Selling Shareholders is required to obtain any consent, approval or authorization of any governmental authority in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement.

          (o) Disclosure. Neither this Agreement, nor the financial statements referred to in Section 5(g), nor any other document, certificate, schedule or written statement furnished to Sealed Air or SAL by or on behalf of Hereford, Europads or any Selling Shareholder in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact known or which in the exercise of reasonable care should be known by any Selling Shareholder to be necessary in order to make the statements contained herein or therein not misleading.

         (p) Compliance With Other Instruments, Etc. Except for the consents described in the Disclosure Schedule, which consents will be obtained prior to the Signing, the execution, delivery and performance of this Agreement by the Selling Shareholders and the performance by Hereford and Europads of the obligations that the Selling Shareholders have agreed hereunder to cause them to perform under this Agreement will not conflict with, result in any breach of, or constitute a default under or cause the acceleration of, or require any permit, approval, consent or other action by any other person pursuant to any provision of any charter, bylaw, mortgage, indenture, lien, license, permit, lease, option or other material agreement or instrument, judgment, decree, ordinance, regulation, proceeding or order or any other restriction of any other kind or character to which Hereford or Europads is a party or by which Hereford or Europads or any of their respective properties may be bound or affected.

         (q)  Compliance With Law.  Each of Hereford and
Europads holds all registrations, licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has conducted its business so as to comply, and to the best knowledge of the Selling Shareholders has complied and is complying in all material respects, with all applicable statutes, laws, ordinances, rules and regulations (including without limitation all such statutes, laws, ordinances, rules and regulations that relate to the environment, occupational safety, employment opportunity or other terms of employment, product safety or the testing, licensing or registration of their respective products) of all governmental agencies or other bodies with jurisdiction over it or over any part of its operations and is not in violation of any thereof, except for such registrations, licenses, franchises, permits and authorizations, the lack of which, and for such statutes, laws, ordinances, rules and regulations, non-compliance with or violations of which (or the curing thereof), in any one case or in the aggregate, would not have a materially adverse effect on the assets, liabilities, earnings, business, prospects or condition (financial or otherwise) of Hereford or Europads or impair the Selling Shareholders ability or the ability of Hereford or Europads to consummate the transactions contemplated by this Agreement.

         (r) Existing Contracts. All material contracts, agreements, leases, licenses and understandings to which Hereford or Europads is a party (true, correct and complete copies of which have been delivered or made available to SAL and Sealed
Air) are in full force and effect and no default, or event which with notice or lapse of time or both would constitute a default, exists in respect thereof on the part of Hereford or Europads or, to the best of the knowledge of the Selling Shareholders, the other parties thereto. Except as disclosed in the Disclosure Schedule, neither Hereford nor Europads is a party to nor does it have any material obligation, contingent or otherwise, under any
(i) written or oral contract not made in the ordinary course of business, (ii) employment contract or other contract with or for the benefit, directly or indirectly, of any officer, director, shareholder or employee, (iii) collective bargaining agreement with employees, (iv) bonus, pension, profit-sharing, retirement, stock purchase, hospitalization, insurance or other plans providing employee benefits, (v) lease with respect to any property, real or personal, whether as lessor or lessee that may not be cancelled by it on less than 90 days notice, (vi) contract for the purchase or provision of goods or services by Hereford or Europads for an aggregate price in excess of L20,000 per contract, (vii) contract or commitment for capital expenditures in excess of L20,000 in the aggregate, (viii) contract continuing over a period of more than one year from its date, (ix) mortgage, loan or credit agreement, (x) contract requiring consent to the transactions contemplated by this Agreement, (xi) contract to act as an agent of any person, (xii) guaranty of the obligations of any other person, (xiii) contract for the distribution, sale or marketing of its products by others, or (xiv) any other material contract, agreement or understanding, written or oral, affecting Hereford or Europads whether or not Hereford or Europads is a party thereto.

         (s) Outstanding Indebtedness. Except as reflected in the financial statements referred to in Section 5(g), neither Hereford nor Europads has any outstanding Indebtedness, other than uncapitalized leases and trade or business obligations subsequently incurred in the ordinary course of business, and neither Hereford nor Europads is in default in respect of any terms or conditions of any such Indebtedness or of any such uncapitalized leases or trade or business obligations.

         (t)  Taxes, Etc.

         (i) Europads. Europads has filed or will file within the time prescribed by law (including extensions of time approved by the appropriate taxing authority) all tax and information returns and reports required to be filed with each taxing jurisdiction in which Europads owns, leases or operates property, or in which the failure to file such returns or pay taxes could have any materially adverse impact on the business, condition or properties of Europads, and with all governmental units thereof, and has paid in full or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax and information returns and reports. There is and will be no material omission, deficiency, error, misstatement or misrepresentation in any tax or information return or report filed for any year or period ending on or prior to the Signing Date. True and complete copies of all such tax and information returns and reports and related documents have been or will be made available, and when requested have been or will be furnished, to SAL and Sealed Air. The tax losses of Europads as November 30, 1993 amount to FF 3,652,000 (the "French Tax Losses"), all of which consist of deemed deferred depreciation ("amortissements reputes differes"). Europads has not consented to the extension of time of any applicable statute of limitations in connection with the filing of tax and information returns and reports of the payment of taxes, nor has it received any notice of any failure to file a tax or information return or report claimed to be required to be filed that has not been filed. The financial statements of Europads referred to in
    Section 5(g) contain adequate provisions, in accordance with generally accepted accounting principles, for all taxes (including without limitation Value Added Taxes) of Europads, including interest and penalties in respect thereof, required to have been accrued or for which Europads may be liable as of the respective dates thereof. Europads is not the subject of any pending or threatened tax examination, nor is Europads a party to any proceeding or inquiry by any governmental authority for the assessment or the proposed assessment or for the collection of taxes, or interest or penalties with respect thereto, nor has any claim for the assessment or proposed assessment or for the collection of taxes, or interest or penalties with respect thereto, been asserted against Europads. There are no liens for taxes that are due and unpaid on any of the properties or assets of Europads. The tax returns of Europads for fiscal years ending on or after November 30, 19__ are the only fiscal years which are open and subject to audit or for which the statutes of limitations for claims for tax deficiencies have not yet expired. The results of all prior audits are properly reflected in the foregoing financial statements and any deficiencies proposed or assessed have been paid.

         (ii) UK Taxation Warranties. In this Section 5(t)(ii) and in Section 6(b)(ii), the definitions set out in the Taxation Deed shall apply.

              Returns, Notices and Records

              (A) All returns and computations required to be made or submitted by Hereford to any fiscal authority and all notices and information required to be given by Hereford to any Fiscal Authority have been properly and duly prepared and punctually made submitted or given by Hereford are up-to-date, correct and are not the subject of any dispute with or inquiry or investigation by any Fiscal Authority and there are no facts or circumstances likely to give rise to or be the subject of any such dispute, inquiry or investigation.

              (B) Formal notice has been duly and properly given of all claims for or (as the case may be) disclaimers, elections or surrenders in respect of Reliefs assumed to have been made for the purposes of the audited financial statements (and the related notes and reports) for the financial year ended November 30, 1993 (the "Accounts"), and there are no claims, disclaimers, elections or surrenders the time limit for the making or doing of which expires on or before December 31, 1994.

              (C) All statements and disclosures made to any Fiscal Authority in connection with any provision of Fiscal Legislation were when made and remain complete and accurate.

              (D) Hereford has sufficient records relating to past events to calculate the Taxation or the Relief which would arise on any disposal or on the realization of any assets owned at November 30, 1993 (the "Accounting Date") or acquired since that date but before the Siging.



              Accounts

              (E) The provision or reserve for Taxation in the Accounts is sufficient to cover:

                   (1) all liabilities of Hereford for Taxation as at the Accounting Date (whether or not Hereford has or may have any right of reimbursement against any other person); and

                   (2)  all Taxation for which Hereford may
              after the Accounting Date become or have become liable in respect of or by reference to:

                        (aa)  any income, profits or gains for
                   any period which ended on or before the
                   Accounting Date;

                        (ba)  any distributions made on or
                   before the Accounting Date or provided for in the Accounts; or

                        (ca)  any Event occurring on or before
                   the Accounting Date.

              (F) The values shown in the Accounts for assets within the charge to corporation tax on chargeable gains and the book values of such assets acquired after the Accounting Date but before the Signing do not differ materially from the amounts which would be deductible under Section 38 of The Taxation of Chargeable Gains Act 1992 (the "1992 Act") (expenditure) on a disposal of those assets.

              (G) The net values shown in the Accounts for assets qualifying for capital allowances do not differ materially from the aggregate amount of expenditure on those asserts still unallowed but allowable in future accounting periods for tax purposes.

              (H) Proper and adequate provision has been made and shown in the Accounts for deferred taxation in accordance with accounting principles and practices generally accepted in the United Kingdom and commonly adopted by companies carrying on businesses similar to those carried on by Hereford and in particular such provision is in accordance with all applicable Statements of Standard Accounting Practice.

              Events Since the Accounting Date

              (I) None of the following have occurred since the Accounting Date:

                   (1)  an Event giving rise to a liability
              under Part VIII Taxes Management Act 1970 (charges on non-residents);

                   (2)  an Event giving rise to a liability
              under Part XVII of The Income and Corporation
              Taxes Act 1988 (the "Taxes Act") (tax avoidance);

                   (3)  a distribution within the meaning given
              by Part VI of the Taxes Act (company
              distributions, tax credits, etc.) or within
              Section 418 of the Taxes Act;

                   (4)  an acquisition, disposal or supply or
              deemed acquisition, disposal or supply of assets, goods, services or business facilities of any kind (including a loan of money or a letting, hiring or licensing of any tangible or intangible property) for a consideration which is treated for the purposes of Taxation as different from the actual consideration;

                   (5) an Event which results in Hereford being liable for Taxation for which it is not primarily liable;

                   (6)  an Event in respect of which an Actual
              Tax Liability arises as a result of a failure by Hereford to deduct or account for Taxation;

                   (7) a disposal or deemed disposal of capital assets;

                   (8)  Hereford ceasing or being deemed to
              cease to be a member of any group or associated with any other company for the purposes of Taxation; or

                   (9)  any other Event which gives rise to a
              Tax Liability on deemed (as opposed to actual) income, profits or gains.

              Payment of Taxation

              (J) Hereford has duly and punctually paid all Taxation to the extent that the same ought to have been paid and has not paid or become liable to pay any penalty or interest charged by virtue of the provisions of any Fiscal Legislation.

              Concessions

              (K) The amount of Taxation chargeable on Hereford during any accounting period ending on or within six years before the Accounting Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any Fiscal Authority.

              Continuity of Trade

              (L) Within the period of three years ending with the date hereof:

                   (1)  Hereford has not discontinued any trade
              or made a major change in the nature or conduct of a trade or business carried on by it;

                   (2)  the scale of activities in any trade
              carried on by Hereford has not become small or negligible; and

                   (3)  no change of ownership of Hereford has
              taken place.

              Deductions and Withholdings

              (M) Hereford has made all deductions in respect of, or on account of, and Taxation from any payments made by it which it is obliged or entitled to make and has accounted in full to the relevant Fiscal Authority for all amounts so deducted.

              Distributions

              (N) Since April 6, 1965 or, if later, the date of incorporation of Hereford, Hereford has not:

                   (1) repaid or agreed to repay or redeemed or agreed to redeem or purchased or agreed to purchase any of its issued share capital or any class thereof;

                   (2)  made any repayment of share capital to
              which Section 210(1) of the Taxes Act (bonus issue following repayment of share capital) applies;

                   (3)  issued any share capital as paid up
              otherwise than by receipt of new consideration within the meaning of Part VI of the Taxes Act (company distributions, tax credits etc.); or

                   (4) made (nor is it deemed to have made) any distribution within the meaning of the Taxes Act except dividends properly authorized and disclosed in its audited accounts.

              Close Company

              (O) The failure by Hereford to obtain from its Inspector of Taxes confirmation in writing that no apportionment of its income will be made under Sections 423 to 430 inclusive of, and Schedule 19 to, the Taxes Act (apportionment of certain income deductions and interest) in respect of any accounting period commencing on or before March 31, 1989 and ending within six years before the date of this Agreement will not lead to the imposition of any additional Taxation, or interest or penalties in respect thereof, on Hereford.

              (P) Hereford has not made any loan, advance or payment or given any consideration falling within Sections 419 to 420 or Section 422 of the Taxes Act
         (charges to tax in connection with loans).

              (Q) Hereford has not made any payment which falls to be treated as a distribution under Section 418 of the Taxes Act (distribution to include certain expenses of close companies).

              (R) Hereford is not and has not at any time been a close investment holding company in respect of any accounting period.

              (S) Hereford has made no transfer of value such as is specified in Section 94(1) of the Inheritance Tax Act 1984 (charge on participators) and there has been no variation in Hereford's share or loan capital within
         Section 98 of that Act (effect of alterations of capital, etc.).

              Base and Written Down Values for Taxation Purposes

              (T) No chargeable gain or profit (disregarding the effect of any indexation allowance available) would arise if any asset of Hereford (other than trading stock) were to be realized on the date hereof for a consideration equal to the book value thereof shown or included in the Accounts (or, in the case of any asset acquired since the Accounting Date, for a consideration equal to the consideration given for the acquisition) and in particular (but without limitation) the amount or value of the consideration for the acquisition of any asset included in the Accounts is not deemed for the purposes of Taxation to have been reduced by reason of any claim made under Sections 152 (roll-over relief), 153 (assets only partly replaced) or 165 (relief for gifts of business assets) of the 1992 Act or by reason of the operation of Section 17 (disposals and acquisitions treated as made at market value), or Sections 126 to 140 of the 1992 Act (re-organization of share capital, conversion of securities, etc.).

              (U) No balancing charge in respect of any capital allowances claimed or given would arise if any assets of Hereford were to be realized for a consideration equal to the amount of the book value thereof as shown or included in the Accounts (or, in the case of any asset acquired since the Accounting Date, for a consideration equal to the consideration given for the acquisition) and all necessary conditions for all capital allowances claimed by Hereford were at all material times satisfied and remain satisfied and Hereford has not since the Accounting Date become liable for any balancing charge.

              Secondary Liability

              (V) No Event has occurred in consequence of which Hereford is or may be held liable to pay or bear any Taxation which is primarily chargeable against or attributable to some person, firm or company other than Hereford.

              Stamp and Capital Duties

              (W) Hereford has duly paid all capital duty, stamp duty and stamp duty reserve tax for which it is or has been or may be made liable and all documents in the endorsement of which Hereford is or may be interested have been duly stamped and there is no liability to any penalty in respect of such duty or tax nor are there any circumstances or transactions in which Hereford is or has been a party which may result in Hereford becoming liable to such penalty.

              Anti-avoidance

              (X) Hereford has not at any time entered into or been a party to or otherwise been involved either in any scheme or arrangement designed wholly or partly for the purpose of avoiding or deferring Taxation or in any non-arms' length transaction or other transaction or arrangement in respect of which there may be substituted for the actual consideration given or received any different consideration for the purposes of any Fiscal Legislation.

              Value Added Tax

              (Y)  For the purposes of value added tax Hereford:

                   (1) is a taxable person and is registered in the United Kingdom under Schedule 1 of the Value Added Tax Act 1983 and is not registered (nor required to be registered) for local VAT or its equivalent in any other State;

                   (2)  has complied with all the requirements
              of the Value Added Tax Act 1983 and all applicable regulations and orders, has fully maintained complete, correct and up-to-date records, invoices and other necessary documents and has not been required by H.M. Commissioners of Customs and Excise to give any security; and

                   (3)  has never been treated as a member of a
              group of companies and has not made any
              application to be so treated.

              (Z) All value added tax for which Hereford was liable to account on or before the date hereof to H.M.
         Commissioners of Customs and Excise has been paid to them.

              (AA) No circumstances exist whereby Hereford would or might become liable for value added tax pursuant to the provisions of Section 32 (agents, etc.) 32A (tax representatives) or 32B (overseas suppliers accounting through their customers) of the Value Added Tax Act 1983.

              (AB) Hereford has not made any exempt supplies in consequence of which it is or will be unable to obtain credit for all input tax paid by it during any value added tax quarter ending after the Accounting Date.

              (AC) Hereford has not made and is not otherwise bound by any election made pursuant to paragraph 2 of schedule 6A of the Value Added Tax Act 1983.

              (AD)  Hereford has not been a party to a
         transaction to which Article 12 of the Value Added Tax
         (Special Provisions) Order 1981, or Article 5 of the
         Value Added Tax (Special Provisions) Order 1992
         (transfer of business as a going concern) has (or has purported to have been) applied.

              (AE) No asset of Hereford is a capital item the input tax on which could be subject to adjustment in accordance with the provisions of Part VA of the Value
         Added Tax (General) Regulations 1985.

              Duties

              (AF)  All value added tax payable upon the
         importation of goods and all excise duties payable to H.M. Customs & Excise payable in respect of any assets
         (including trading stock) imported or owned by Hereford have been paid in full.

              Groups

              (AG) Hereford is not, nor has it ever been, a member of a group of companies for the purposes of Chapter IV Part X of the Taxes Act or as defined in
         Section 170 of the 1992 Act.

              Deductions

              (AH)  Hereford has not made any payment or
         incurred any liability to make any payment which could be disallowed as a deduction in computing the taxable profits of Hereford or as a charge on Hereford's income.

              Inheritance tax

              (AI) Hereford is not and will not become liable to be assessed to capital transfer tax or inheritance tax as donor or donee of any gift or as transferor or transferee of value (actual or deemed) nor as a result of any disposition chargeable transfer or transfer of value (actual or deemed) made by or deemed to be made by any other person.

              (AJ) There is no unsatisfied liability to capital transfer tax or inheritance tax attached or attributable to the assets of Hereford or the shares of Hereford and neither such assets nor such shares are subject to an Inland Revenue charge.

              (AK) No person has the power under Section 212 of the Inheritance Tax Act 1984 (powers to raise tax) to raise any capital transfer tax or inheritance tax by sale or mortgage of or by a terminable charge on any of Hereford's assets or shares.



              Foreign Connections

              (AL)  No transaction described in:

                   (1)  Section 765(1) of the Taxes Act
              (migration, etc. of companies);

                   (2) Section 765A of the Taxes Act (movements of capital between Member States); or

                   (3)  Sections 140, 140A or 140C of the 1992
              Act (international asset transfers);

         has been carried out or proposed by or in relation to Hereford.

              (AM) Hereford has never been resident outside the United Kingdom, nor has it ever carried on any trade, business or other activities outside the United
         Kingdom.

              (AN) No company over which Hereford had control or which was a member of the same group of companies as Hereford has ceased to be resident in the United
         Kingdom.

              (AO)  Hereford does not have and never had:

                   (1)  an interest in a controlled foreign
              company within the meaning of Section 747 of the Taxes Act (imputation of chargeable profits and creditable tax of controlled foreign companies); or

                   (2)  a material interest in an offshore fund
              within the meaning of Chapter V of Part XVII of the Taxes Act.

              (AP) Hereford has not entered into a transaction to which the provisions of Section 770 of the Taxes Act
         (sales, etc. at undervalue or overvalue) could apply.

              (AQ)  Hereford has not made any claim under
         Section 584 Taxes Act or Section 29 of the 1992 Act
         (delayed remittances).

              Taxation Deed

              (AR) No Event has occurred which would or might give rise to claim under the Taxation Deed upon or after the execution thereof.

         (u) Insurance. The Disclosure Schedule contains a true and complete list and a brief description of all insurance policies currently in force with respect to the business and assets of Hereford or Europads together with the premiums currently paid thereon. Each of Hereford and Europads is in compliance with all of the provisions of such insurance policies and is not in default under any of the terms thereof. Such insurance policies are of the kinds, in the amounts and against the risks customarily maintained by corporations similarly situated.

         (v) No Brokers or Finders. Except for Henry Butcher & Co., who has acted on behalf of the Selling Shareholders, no person or entity is entitled to any brokerage commission, finder's fee, advisory fee or other like payment from Hereford or Europads or the Selling Shareholders in connection with the transactions contemplated by this Agreement for which Sealed Air or SAL may be liable.

         (w)  Employee Benefits.

              (i) The Disclosure Schedule contains a true and complete list of all employee benefit and welfare plans of, or other fringe benefits provided by, Hereford or Europads, including pension, profit-sharing, thrift, savings, bonus, retirement, vacation, life insurance, health insurance, sickness, disability, medical and death benefit plans.

             (ii)  As to the Hereford Paper & Allied Products
         Limited Retirement Benefits Scheme (the "Pension
         Plan"),

                   (A)  Full details of the Pension Plan have
              been given to SAL in the form of:

                        (x)  copies of all trust deeds and rules
                   governing or relating to the Pension Plan;

                        (y)  copies of all explanatory booklets
                   issued to Hereford's employees or directors or former employees or former directors (together called for the purposes of this Section 5(w)(ii) "Participating Employees") who are members of the Plan; and

                        (z)  copies of any announcement (whether
                   oral or written) to Participating Employees relating to pension matters in respect of benefit improvements or other amendments not yet incorporated into the documentation of the Pension Plan.

                   (B)  There has been no breach of trusts of
              the Pension Plan on the part of Hereford and there are no actions, suits or claims (other than routine claims for benefits) outstanding, pending or threatened against Hereford as trustee or administrator of the Pension Plan or against Hereford in respect of any act, event, omission or other matter arising out of or in connection with the Pension Plan.

                   (C)  There are not any contributions due to
              the Pension Plan from or in respect of
              Participating Employees or other payments which have fallen due but are unpaid.

                   (D)  The benefits payable under the Pension
              Plan whether immediate, prospective or contingent, are solely the benefits which can be provided by the fund available for each Participating Employee under the Pension Plan.

                   (E)  The Pension Plan is either approved by
              the Commissioners of Inland Revenue as an exempt approved scheme for the purposes of Chapter I of
              Part XIV of the Income and Corporation Taxes Act 1988 or is capable of receiving such approval, and, to the best of the knowledge of the Selling Shareholders, there are no circumstances which might give the Inland Revenue reason to withdraw or withhold such approval.

                   (F) The Pension Plan is not a contracted-out scheme for the purposes of the Pension Schemes Act
              1993.

                   (G)  The Pension Plan is wholly invested in
              insurance policies or contracts issued by Scottish Amicable Life Assurance Society, and no loans have been made out of the assets of the Pension Plan.

                   (H)  The Pension Plan is registered with the
              Registrar of Pension Schemes and such registration is complete and up to date and any levy payable has been paid.

            (iii)  With respect to Europads, the Disclosure
         Schedule contains:

                   (A)  the contracts of employment of
              executives as well as a standard form offer of employment for non-executive staff;

                   (B)  information regarding the collective
              bargaining agreement and the text of the internal regulations applicable to the employees of Europads;

                   (C) the text of the profit-sharing agreement and employee participation in the business;

                   (D)  information about pension or retirement
              schemes or other social benefit systems applicable to Europads; and

                   (E)  any loans granted to executives, staff
              and workers of Europads.

         No service contract or particular benefit with the exception of what is set out in the Disclosure Schedule has been granted by Europads to any of its Directors, Managing Directors or General Manager. Further, there are no service contracts granted by Europads in favor of employees which contain clauses more favorable than those provided for by the Collective Bargaining Agreement applicable to Europads. Europads is not in breach of any clause of such contract. All salaries, commissions and other remunerations and reimbursement of expenses due to the beneficiaries of the said contracts and commitments and to the staff as a whole have been properly and fully paid or provision has been made for them. Europads has not granted any employment bonus and has not entered into any remuneration agreement outside the usual scope of its activities, except for those described in the Disclosure Schedule, and no employees of Europads benefit from any particular advantage which deviates from the general provisions of the applicable contracts. Europads has complied and, at all times up to the Closing Date will comply, with all social security regulations. Europads is up to date with the payment of its contributions in respect of social security, family allowances and the various retirement and unemployment organizations.

         (x)  Miscellaneous.

              (i) The Disclosure Schedule contains a true and complete list of the names and current emoluments of all managerial employees of each of Hereford and Europads.

             (ii) The Disclosure Schedule contains a true and complete list of (A) each bank and safety deposit facility in which Hereford or Europads has an account or a safety deposit box and (B) the names of all persons authorized to draw on each such account or to have access to any such safety deposit facility together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

            (iii) Neither Hereford nor Europads has, since November 30, 1993, permitted any option to renew any material lease or any material option to purchase any property to expire unexercised, in whole or in part.

             (iv) The Disclosure Schedule includes a true and complete list of all outstanding powers of attorney granted by Hereford or Europads other than limited powers of attorney solely in connection with tax matters and appointments of statutory agents to receive service of process.

              (v)  Except as set forth on the Disclosure
         Schedule, neither Hereford nor Europads has any obligation or liability, either actual, accrued, accruing or contingent, as guarantor, surety, cosigner, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or maker of checks endorsed or made in the ordinary course of business.

             (vi) The Disclosure Schedule contains a complete and accurate list of (A) the ten largest customers by volume, in both units and selling prices, of each of Hereford and Europads for its most recent fiscal year, indicating any existing contractual arrangements with each such customer and whether the terms of purchases by such customer differed from the ordinary and customary trade terms of Hereford or Europads, and (B) the products purchased by each such customer in such fiscal year, indicating the amount of each such product so purchased.

            (vii) The Disclosure Schedule contains a complete and accurate list of (A) the ten largest suppliers by volume, in both units and purchase price, of each of Hereford and Europads for its most recent fiscal year, indicating any existing contractual arrangements with each such supplier and whether the terms of purchases from such supplier differed from ordinary and customary trade terms, and (B) the products purchased from each such supplier in such fiscal year, indicating the amount of each such product so purchased.


         6.   Indemnification.

         (a) Indemnification. The Selling Shareholders hereby agree, jointly and severally, that they will indemnify and save harmless Sealed Air and SAL and their respective affiliates (the "Indemnitees") from and against any and all losses, liabilities, fines, judgments, claims, damages and expenses (including reasonable attorneys' fees actually incurred), including without limitation any loss in value of Hereford or Europads (collectively "Losses"), incurred by any of them by reason of or arising out of (i) any false, misleading or inaccurate representation or warranty by the Selling Shareholders contained in this Agreement or in any other document, instrument, certificate, schedule or written statement prepared for use and delivered to Sealed Air or SAL in connection with the transactions contemplated by this Agreement or any breach of any such representation or warranty, (ii) any breach by the Selling Shareholders of any provision of this Agreement, (iii) any matter or event occurring or arising on or before the Signing Date which, if known on the Signing Date, would, whether but for any qualification as to materiality or the absence of actual knowledge provided for in this Agreement or otherwise, have constituted such a false, misleading or inaccurate representation or warranty or such a breach, or (iv) in the case of Europads any matter described in Section 6(c).

         (b) Liability for Indemnification. Except in the case of actual fraud, the Selling Shareholders shall not be liable for indemnity under this Section 6 or the Taxation Deed:

              (i) for any Losses (other than Losses arising out of Section 6(c), the Taxation Deed or the representations and warranties contained in Section 5(i) or 5(t) or otherwise relating to taxes) unless notice of such Loss has been given to the Selling Shareholders by Sealed Air or SAL on or prior to the third anniversary of the Signing Date; or

              (ii) for any Losses arising out of Section 6(c) or the obligations of the Selling Shareholders under the Taxation Deed or the representations and warranties contained in Section 5(t) or otherwise relating to taxes unless notice of such Loss has been given to the Selling Shareholders by Sealed Air or SAL within six
         (6) months after the expiration of the statute of limitations applicable to the taxes in question (which, for the French Tax Losses, shall be deemed to expire when the relevant taxing authority shall have no right to audit the last taxable year during which the French Tax Losses were used for offset against taxable income and which, in relation to UK fiscal legislation, shall be deemed to expire when the relevant Fiscal Authority shall have no further right to raise an assessment in relation to the Taxation in question); or

              (iii) after the Signing hereunder, for any Losses arising out of any particular matter as to which the nature and existence of such matter shall have been fully and fairly disclosed in the Disclosure Schedule prior to the Signing hereunder.

Notwithstanding the foregoing, except in the case of actual fraud, the maximum liability of the Selling Shareholders for Losses pursuant to this Section 6 or the Taxation Deed shall be the aggregate amount of the Purchase Price and the Performance Consideration; and the Selling Shareholders shall not be required to indemnify the Indemnitees against any Losses (other than Losses of the type referred to in clause 6.5 of the Taxation
Deed) which, in the aggregate, do not exceed L25,000; provided that such amount shall not reduce the amount of any Loss in excess of such amount for which the Selling Shareholders are liable hereunder.

         (c) Certain Tax Indemnities. In the event that, with respect to any taxable year or period of Europads ended on or prior to the Signing Date, or as a consequence of any events which have occurred during the taxable year in which the Signing occurs, but on or before the Signing Date, a relevant taxing authority shall disallow any item of deduction, loss or credit claimed by Europads in a tax or information return filed with such authority, the Selling Shareholders shall indemnify and hold harmless Hereford, Europads, Sealed Air, SAL and their respective affiliates from and against any additional tax as well as against any interest, penalties or other charges levied in connection therewith to which any of such companies may become subject as a result of such disallowance; provided, however, that the Selling Shareholders shall not be liable for such additional tax to the extent that it is incurred as a direct result of a change in law or that Hereford, Europads, Sealed Air, SAL, or their respective affiliates, as the case may be, shall be permitted by such taxing authority to claim for tax purposes a deduction or credit for such disallowed deduction, loss or credit so as to completely amortize for tax purposes such deduction, loss or credit within the taxable period in respect of which such deduction, loss or credit was claimed and the succeeding taxable years or periods following such taxable year or period which end on or prior to the third anniversary of the Signing Date; provided further that, in the event that the relevant taxing authority requires such disallowed deduction, loss or credit to be amortized for tax purposes over a period extending beyond the last taxable year or period ending on or prior to the third anniversary of the Signing Date, the Selling Shareholders shall be liable for the additional tax to which Hereford, Europads, Sealed Air, SAL or their respective affiliates shall become subject to the extent that such additional tax shall not be reduced by such deductions, losses or credits permitted by such taxing authority to be amortized for tax purposes prior to the end of the last taxable year or period ending on or prior to the third anniversary of the Signing Date.

         (d) Survival of Representations and Warranties. The representations and warranties of the Selling Shareholders shall survive the Signing to the extent of the obligations of the Selling Shareholders for indemnity under this Agreement and the Taxation Deed.

         (e) Right of Set-Off. SAL and Sealed Air shall be entitled to deduct from the Performance Consideration and any other amount due to the Selling Shareholders pursuant to this Agreement the amount of any Losses for which the Selling Shareholders may be liable under this Section 6 or the Taxation Deed.

         (f)  Limitation of Liability of the Personal
Representatives. Notwithstanding any other provision of this Agreement or the Taxation Deed, it is understood and agreed that, except as otherwise expressly provided in this Agreement or in the Taxation Deed, each Personal Representative is, as such, acting only in his or her representative capacity such that in such capacity such Personal Representative shall have no personal liability under this Agreement or the Taxation Deed except for breach of any representation or warranty or breach of any obligation undertaken in his or her personal capacity; provided that nothing contained herein or in the Taxation Deed shall limit the liability of the Estate as a Selling Shareholder hereunder or thereunder.

         7.  Certain Agreements.

         (a) Conduct of Business of Hereford and Europads Prior to the Signing, etc. Prior to the Signing, except as contemplated by this Agreement or as may be expressly approved in writing by Sealed Air and SAL, the Selling Shareholders:

              (i) will cause each of Hereford and Europads to operate its business only in the usual, regular and ordinary manner;

              (ii) will cause each of Hereford and Europads to maintain all of its properties in customary repair, order and condition and to maintain adequate insurance upon all of its properties, at least in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

              (iii) will cause each of Hereford and Europads to maintain books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years and periods and to comply with all laws materially applicable to it and to the conduct of its business;

              (iv) will not permit any amendment to be made in the charter documents of Hereford or Europads or (except with respect to Europads as contemplated by this Agreement) permit Hereford or Europads to merge or consolidate with, or to sell all or substantially all of its assets to, any other corporation or change the character of its business;

              (v)  except with respect to Europads as
         contemplated by this Agreement, will not permit any change to be made in the number of shares of Hereford Capital Stock or Europads Capital Stock issued and outstanding or any option, warrant or any other right to purchase of to convert any obligation into shares of Hereford Capital Stock or Europads Capital Stock to be granted or made by Hereford or Europads;

              (vi) will not permit (A) any dividend or other distribution or payment to be declared, paid or made by Hereford or Europads in respect of its capital stock,
         (B) any purchase, redemption or other acquisition of any outstanding shares of its capital stock, or (C) any payment to the Selling Shareholders (except for normal compensation and payments under existing contracts described in the Disclosure Schedule, as previously in effect) in repayment of any loan, advance or otherwise;

              (vii) will not permit Hereford or Europads to encumber or mortgage any of its properties or assets or to enter into amy transaction or to make or enter into any contract or commitment which is not in the ordinary course of business, nor will the Selling Shareholders permit Hereford or Europads to incur any obligation (contingent or otherwise) other than in the ordinary course of business or to transfer, convey or acquire any material assets or property, or to enter into any arrangement, agreement or undertaking (including, without limitaiton, employment agreements with executives), or to pay or promise to pay any bonus or special compensation to employees, except in accordance with existing employment agreements, or to modify, amend or terminate any bonus, pension, profit-sharing, compensation, insurance or other similar plan, agreement, trust, fund or arrangement for the benefit of employees;

              (viii) will promptly take, and shall cause each of Hereford and Europads to take, such actions as shall be necessary to satisfy the conditions set forth in
         Section 3 requiring action on the part of the Selling Shareholders or on the part of Hereford or Europads; and

              (ix) from and after the date of this Agreement, unless the transactions contemplated by this Agreement shall be terminated solely by action of Sealed Air and SAL, neither the Selling Shareholders, Hereford nor Europads shall solicit inquiries or proposals or participate in any negotiations concerning, or provide any person with any information in connection with, any acquisition or purchase by merger, consolidation, sale of stock or assets or otherwise of all or substantially all of the assets or capital stock of Hereford or Europads, and the Selling Shareholders will notify Sealed Air and SAL immediately if any such inquiries or proposals are received.

         (b)  Delivery of Minute Books and Corporate Records:
Resignation of Directors.

              (i) Upon the Signing, the Selling Shareholders shall cause the minute books and corporate records of Hereford and Europads to be delivered to such person or persons as may be designated by Sealed Air as the custodian of such records in complete and up-to-date condition. Such delivery shall be deemed to be a representation on the part of the Selling Shareholders that such minute books and corporate records are true, correct and complete.

             (ii) Upon the Signing Date, the directors of each of Hereford and Europads shall resign and be replaced by designees of SAL and Sealed Air.

         (c) Listing of the Sealed Air Shares. Sealed Air agrees to waive as a condition to the Signing the requirement that the Sealed Air Shares be approved for listing on the New York Stock Exchange on or before the Signing Date. Sealed Air agrees to submit to the New York Stock Exchange, prior to the date on which the Performance Consideration shall become due, an application to list the Sealed Air Shares on such Exchange and otherwise shall use its reasonable commercial efforts to have the Sealed Air Shares authorized for listing on such Exchange. The Selling Shareholders will, at the expense of Sealed Air and SAL, cooperate with Sealed Air in the preparation and submission of such listing application as Sealed Air may reasonably request, and hereby consent to the inclusion therein of the financial statements described in Section 5(g) hereof. In the event that such Exchange authorizes the Sealed Air Shares for listing, Sealed Air shall give or cause to be given official notice of the issuance of the Sealed Air Shares to such Exchange promptly after the delivery thereof to the Selling Shareholders.

         (d) Certain Tax Obligations. The Selling Shareholders will pay in a timely manner any and all taxes for which the Selling Shareholders may be liable as a consequence of the transactions contemplated by this Agreement and shall indemnify and hold Sealed Air, Hereford, Europads, SAL and their respective affiliates harmless from and against any claims that may be made against any of them as a consequence of the Selling Shareholders failure to perform their obligations under this Section 7(d).

         (e)  Non-Competition.

              (i) Each of the Selling Shareholders (other than Colin P. Paton and each Personal Representative to the extent that such Personal Representative is acting solely in his or her capacity as such and not otherwise as a Selling Shareholder pursuant to this Agreement) severally covenants with Sealed Air and SAL that he or she shall not for a period of three years from the Signing Date, and Colin P. Paton covenants with Sealed Air and SAL that he shall not for a period of five years from the Signing Date:

                   (A)  either solely or jointly with or as
              manager, agent or servant of any other person, firm or company directly or indirectly carry on or be engaged concerned or interested (except as the holder for investment only of securities dealt in on a recognized Stock Exchange and not exceeding 3% in nominal value of the securities of that class) in or in any way assist the carrying on of the business of:

                        (X)  the manufacture of Current
                   Products;

                        (Y)  the distribution and sale of
                   Current Products; or

                        (Z)  any other trade or business which
                   is wholly or partly in competition with any business activity carried on by Hereford or Europads at the Signing Date or that was carried on by either Hereford or Europads at any time within a period of twelve (12) months prior to the Signing Date;

                   insofar as such business is carried out in:

                        (1)  The United Kingdom;

                        (2)  Ireland;

                        (3)  France;

                        (4)  Spain;

                        (5)  The European Economic Community;

                        (6)  The United States of America; or

                        (7)  any other country or smaller
                   geographical area in which business activity is carried on by Hereford or Europads at the Signing Date or at any time within a period of twelve (12) months prior to the Signing Date;

                   (B) either on their own account or otherwise and whether directly or indirectly solicit or entice the custom in relation to goods or services dealt in or provided by Hereford or Europads of any person, firm or company who was a customer of Hereford or Europads within a period of twelve
              (12) months prior to the Signing Date;

                   (C)  except to the extent required by law or
              for the purposes of promoting interests of Hereford or Europads, none of such Selling Shareholders shall at any time disclose or make public any secret or confidential, professional, financial or trade information which he or she has learned by reason of his or her employment by Hereford or Europads or his or her ownership of shares of Hereford Capital Stock or Europads Capital Stock and will not use to the detriment of Hereford or Europads any information which he or she has obtained in confidence in the course of or as a result of such employment or ownership;

                   (D)  without the prior written consent of
              SAL, either on his or her own account or otherwise and whether directly or indirectly solicit or endeavor to entice away, or offer employment to, any person who was an employee of Hereford or Europads engaged in skilled or managerial work at any time in the period of twelve (12) months immediately prior to the Signing Date; and

                   (E)  none of such Selling Shareholders will
              represent himself or herself or permit himself or herself to be held out as being in any way connected with or interested in the business of Hereford or Europads except that this clause (E) shall not apply to Colin P. Paton during the course of his employment by Hereford.

             (ii) Each covenant contained in this Section 7(e) shall be read and construed independently of the other covenants contained herein so that, if one or more of such covenants shall be held to be invalid as an unreasonable restraint of trade or for any other reason whatsoever, the remaining covenants shall be valid to the extent that they are not held to be so invalid.

            (iii) While the covenants in this Section 7(e) are considered by the parties to be reasonable in all the circumstances, if one or more should be held invalid as an unreasonable restraint of trade or for any other reason whatsoever but would have been held valid if part of the wording thereof had been deleted or the period hereof reduced or the range of activities or area dealt with thereby reduced in scope, the said covenants shall apply with such modifications as may be necessary to make them valid and effective.

             (iv) Each of the Selling Shareholders acknowledges and agrees with SAL that damages may not be an adequate remedy for SAL in the event of any breach of the provisions of this Section 7(e).

         (f)  Sealed Air Guaranty.  Sealed Air hereby
unconditionally guarantees from and after the Signing the full and faithful performance by SAL of each and every obligation of SAL under this Agreement. In the event of any failure by SAL to perform any of such obligations, the Selling Shareholders shall provide notice thereof to Sealed Air, specifying the nature of the default and Sealed Air shall have a period of twenty (20) days after the date of such notice within which to cure such default or to cause SAL to cure such default, and, in the event that SAL or Sealed Air shall fail to cure such default within such twenty (20) day period, Sealed Air shall thereupon perform the obligation of SAL specified in such notice.

         8.  Registration of the Sealed Air Shares and
Restrictions on Transfer.

         (a) Registration Pursuant to Rule 415. As soon as practicable after the date (the "Delivery Date") on which any Sealed Air Shares are due to be delivered in payment of all or any portion of the Performance Consideration, and in no event later than thirty (30) days after the date by which the Selling Shareholders shall have supplied Sealed Air with all information and materials with respect to Hereford, Europads and the Selling Shareholders required in connection with the filing by Sealed Air of the registration statement referred to in this Section 8, Sealed Air will file a registration statement pursuant to Rule 415 of the regulations under the U. S. Securities Act of 1933, as amended (the "1933 Act"; such registration statement being herein referred to as the "Registration Statement"), relating to the Sealed Air Shares issued or delivered on such date to the Selling Shareholders and use its reasonable commercial efforts to make such Registration Statement become effective and qualify the same under the Blue Sky laws of such states of the United States as may be reasonably requested, as promptly as practicable after such filing; provided, however, that Sealed Air shall not be obligated to qualify as a foreign corporation or as a dealer in securities or to execute or file any general consent to service of process under the laws of any such state where it is not so subject. Sealed Air agrees to use its reasonable commercial efforts to keep such Registration Statement effective until the third anniversary of the Delivery Date. The description of the plan of distribution in such Registration Statement shall be in substantially the form delivered to, and approved by, the Selling Shareholders with such changes therein as may be required by the U.S. Securities and Exchange Commission. The Selling Shareholders will not be entitled to any other rights with respect to registration of the Sealed Air Shares.

         (b) Expenses. Subject to the limitations contained in this Section 8(b) and except as otherwise specifically provided in this Section 8, the entire costs and expenses of registration and qualification pursuant to Section 8(a) shall be borne by Sealed Air. Notwithstanding the foregoing, neither Sealed Air nor SAL shall be required to pay any underwriting or brokerage discounts, fees or commissions or any fees of counsel for the Selling Shareholders in connection with the registration or any sale of Sealed Air Shares.

         (c) Procedures. In the case of each registration or qualification pursuant to Section 8(a), Sealed Air will keep the Selling Shareholders advised as to the initiation of proceedings for such registration and qualification and as to the completion thereof, and will advise the Selling Shareholders, upon request, of the progress of such proceedings.

         (d) Indemnification. Sealed Air will indemnify and hold harmless the Selling Shareholders against any losses, claims, damages, or liabilities, joint or several, and expenses (including reasonable costs of investigation) to which the Selling Shareholders may be subject, under the 1933 Act or otherwise, insofar as any thereof arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus contained therein or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon any untrue statement or alleged untrue statement or omission or alleged omission based upon information, including without limitation any information provided as to Hereford or Europads for the period prior to the Signing Date, or any other information furnished to Sealed Air in writing by the Selling Shareholders (with respect to which information the Selling Shareholders shall so indemnify and hold harmless Sealed Air and each person, if any, who controls Sealed Air within the meaning of the 1933 Act). In order to provide for just and equitable contribution in circumstances in which the indemnification provided for above in this Section 8(d) is due in accordance with its terms but is unavailable, Sealed Air or the Selling Shareholders, as the case may be, shall contribute to the aggregate losses, claims, damages and liabilities incurred (including legal or other expenses reasonably incurred in connection with investigating or defending the same). In determining the amount of contribution to which the respective parties are entitled, there shall be considered the parties, relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement or omission, and any other equitable considerations appropriate in the circumstances; provided, however, that no person guilty of fraudulent misrepresentations (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentations.

         (e)  Selling Shareholders' Representation.  Each
Selling Shareholder represents and warrants to Sealed Air and SAL that any acquisition of Sealed Air Shares by such Selling Shareholder pursuant to this Agreement will be, at the time of acquisition, for such Selling Shareholder's own account and that such Selling Shareholder will hold any Sealed Air Shares received by such Selling Shareholder pursuant to this Agreement for such Selling Shareholder's own account and not with a view to any resale or distribution thereof in any manner not in compliance with the 1933 Act and the rules and regulations thereunder. Each Selling Shareholder agrees with Sealed Air and SAL that:

              (i) such Selling Shareholder is neither a citizen nor a resident of the United States;

              (ii) such Selling Shareholder will not offer to sell, sell or otherwise dispose of any Sealed Air Shares except (x) pursuant to an effective Registration Statement under the 1933 Act that covers the Sealed Air Shares being disposed of, (y) in compliance with Rule 144 under the 1933 Act, or (z) in a transaction that, in the opinion of counsel reasonably satisfactory to Sealed Air, does not require registration of such Sealed Air Shares under the 1933 Act; and

              (iii) in the event such Selling Shareholder makes any disposition of Sealed Air Shares other than pursuant to the Registration Statement or in compliance with an exemption from registration under the 1933 Act, such Selling Shareholder will indemnify and hold harmless Sealed Air, SAL and their respective officers and directors from and against any and all losses, damages or liabilities for which they, or any one of them, shall be or become liable under the 1933 Act or otherwise as a result of such disposition, and will reimburse each of them for any legal or other expenses incurred by them in connection with defending against any claim or suit for losses, damages or liabilities arising out of or based on any distribution or resale of such Sealed Air Shares, or any part thereof, by such Selling Shareholder in violation of the 1933 Act, or in breach of the representations set forth above (it being understood that such Selling Shareholder shall have the right to participate, at such Selling Shareholder's expense, in the defense of any such claim).

         (f)  Legend on Certificates.

              (i) The certificates representing the Sealed Air Shares (and any certificate representing Sealed Air Common Stock issued in exchange therefor or any certificate representing Sealed Air Shares sold in compliance herewith unless (x) Sealed Air shall have obtained an opinion of counsel satisfactory to it that such legend is not necessary under the 1933 Act or (y) such shares are sold pursuant to an effective Registration Statement) will bear a legend in substantially the following form:

                   "The Shares represented by this
              Certificate have not been registered
              under the Securities Act of 1933, but
              have been issued or transferred to the
              registered owner pursuant to an
              exemption from registration thereunder.
              No transfer or assignment of any such
              shares shall be valid or effective, and
              the issuer of these shares shall not be
              required to give any effect to any
              transfer or attempted transfer or
              assignment of these shares, including,
              without limitation, a transfer by
              operation of law, unless (a) the issuer
              shall have first obtained an
              opinion of counsel satisfactory to
              it that the shares may be
              transferred without registration
              under such Act, (b) the shares are
              sold in compliance with Rule 144
              under such Act and the issuer has
              been supplied with documentation
              indicating compliance with Rule
              144, or (c) the shares are
              registered under such Act."

         Sealed Air agrees that within twelve (12) business days after receipt of any opinion referred to in the legend described above, it will (A) use its reasonable commercial efforts to cause its transfer agent to issue certificates without such legend or (B) notify the Selling Shareholder who is the registered owner of such Sealed Air Shares that such opinion is not reasonably satisfactory to Sealed Air. No such legend shall be endorsed on any such certificates which, when issued, are no longer subject to the restrictions described in such legend. Each Selling Shareholder agrees that Sealed Air may give such stop transfer orders as may be necessary or desirable to its transfer agent to implement or reflect the provisions of this Section with respect to the Sealed Air Shares delivered to such Selling Shareholder.

              (ii)  Upon and at any time during the
         effectiveness of the Registration Statement, the Selling Shareholders may deliver the certificates for the Sealed Air Shares covered by such Registration Statement containing the legend set forth in Section 8(f)(i), together with a request that new certificates not bearing such legend and representing such Sealed Air Shares be issued to the Selling Shareholders in exchange for such legended certificates. Such request shall set forth each Selling Shareholder's understanding and agreement that delivery by Sealed Air of such unlegended certificates shall not release such Selling Shareholder from his or her obligations under this Agreement or any certificate or agreement delivered pursuant hereto or under the 1933 Act. Promptly (and in any event within 12 business days) after receipt of such legended certificates and such request, Sealed Air shall use its reasonable commercial efforts to cause its transfer agent to issue and deliver such new certificates. Each Selling Shareholder agrees that if, at any time after receiving such unlegended certificates, the Registration Statement covering such Sealed Air Shares is not effective, such Selling Shareholder will thereafter sell such Sealed Air Shares in compliance with Rule 144 under the 1933 Act, and such Selling Shareholder will upon request by Sealed Air surrender the certificates for such Sealed Air Shares in order that new certificates containing the legend set forth in Section 8(f)(i) may be issued to such Selling Shareholder in exchange therefor. Each Selling Shareholder shall advise Sealed Air from time to time of the number of Sealed Air Shares covered by the Registration Statement that such Selling Shareholder has sold or otherwise disposed of.

         9.  Expenses.

         Whether or not the transactions contemplated by this Agreement shall become effective, each party shall pay its own expenses incidental to the negotiation and preparation for Signing of this Agreement.

         10.  General.

         (a) Corporate Examination; Investigations. From time to time prior to the Signing Date, Sealed Air and SAL may, through their officers, employees, attorneys, accountants, agents and representatives, investigate the properties and assets, examine the books, records and financial condition and consult with officers, employees, attorneys, accountants, agents and representatives (whether or not currently employed or retained) of Hereford and Europads to the extent that Sealed Air or SAL deem necessary or advisable to investigate the business or affairs of Hereford and Europads. Sealed Air and SAL agree that, unless and until the Signing has been consummated, they and their representatives will hold in strict confidence all data and information so obtained and that, if the transactions contemplated by this Agreement are not consummated, they will return to the Selling Shareholders or to Hereford or Europads all such data and information as the Selling Shareholders shall reasonably request.

         (b) Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         (c) Notices. All notices that are required or may be given pursuant to this Agreement shall be given by personal delivery, by facsimile transmission or by registered or recorded delivery mail, return receipt requested, and any such notice shall become effective when delivered in person, received by facsimile or when deposited in the mails, to be sent via air mail, postage prepaid, addressed as follows:

         If to Sealed Air, to:

              Sealed Air Corporation
              Park 80 East
              Saddle Brook, New Jersey 07663
              Attention:  William V. Hickey
                          Senior Vice President-Finance
              Facsimile No.:  (201) 703-4205

         If to SAL, to:

              Sealed Air Limited
              Telford Way
              Kettering, Northants,
              England
              Attention:  Peter B. Ayrton
                          Chairman
              Facsimile No.: (44) (536) 410576

         If to the Selling Shareholders, to their respective addresses set forth on Exhibit A.

The address of any party to this Agreement may be changed at any time by written notice to the other parties to this Agreement.

         (d) Waivers. No waiver of any term, covenant or condition of this Agreement shall be effective unless made in a written instrument duly executed by or on behalf of the party against whom such waiver is enforceable.

         (e) Amendments. The parties may agree to the amendment or modification of this Agreement by an agreement in writing executed in the same manner as this Agreement.

         (f) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective heirs, legatees, personal representatives, successors and assigns of the parties hereto. For the purposes of the provisions of this Agreement or the Disclosure Schedule which are expressed to be given for the benefit of Europads and/or Hereford, SAL is contracting as trustee for each of those companies in order to receive such benefit on their behalf.

         (g) Governing Law. The execution, validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of England.

         (h) Captions; Gender; Etc. The captions of this Agreement are for convenience of reference only and shall not affect in any manner any of the terms, covenants or conditions hereof. words of the masculine gender shall mean and include correlative words of the feminine and neuter genders and words importing the singular number shall mean and include the plural number and vice versa.

         (i)  Conduct of Business of Sealed Air and SAL.
Neither the entering into, nor any provision contained in, this Agreement shall in any way be construed or deemed, either before or after the Signing, to restrict Sealed Air or SAL in the conduct of their businesses.

         (j) Furnishing of Information. Prior to the Signing, Sealed Air will afford to the Selling Shareholders, at such times during normal business hours as may be reasonably requested, the opportunity to ask questions, and to receive answers, concerning the business and financial affairs of Sealed Air from persons authorized to act on Sealed Air's behalf and the opportunity to obtain any conditional publicly available information (to the extent Sealed Air has such information or can acquire it without unreasonably effort or expense) that the Selling Shareholders may reasonably request concerning the Sealed Air Shares to be issued pursuant to this Agreement.

         (k) Restrictive Trade Practices Act. None of the provisions of this Agreement (or of any agreement or arrangement of which this Agreement forms part or of any agreement or arrangement entered into pursuant to the provisions of this Agreement) which are relevant restrictions as that term is defined by the Restrictive Trade Practices Act 1976 shall come into effect until the day following the day on which relevant particulars of this Agreement (and all relevant documents) have been furnished to the Office of Fair Trading in accordance with the said Act and the parties hereto agree so to furnish such particulars within a period of three months from the date of this Agreement.

         (l) References to Best Knowledge. The phrase "to the best knowledge of such Selling Shareholder" or "to the best of the knowledge of the Selling Shareholders", or phrases of similar import, when used in this Agreement with respect to a statement, representation or warranty, means that, at the time such statement, representation or warranty was made, confirmed or deemed to have been made or confirmed, such Selling Shareholder had, after reasonable investigation, reasonable ground to believe and no reasonable basis not to believe, and did in fact believe, that such statement, representation or warranty was true and that there was no omission to state therein a material fact required to be stated therein in order to make such statement, representation or warranty not misleading. In determining for this purpose what constitutes reasonable investigation and reasonable ground for belief, the standard of reasonableness shall be that required of a prudent man in the management of his own property.

           IN WITNESS WHEREOF, the parties have duly executed this Agreement as a deed as of the date first set forth above.

                             SEALED AIR LIMITED


                             By Peter B. Ayrton
                               Name: Peter B. Ayrton
                               Title: Chairman


                             SEALED AIR CORPORATION


                             By William V. Hickey
                               Name:  William V. Hickey
                               Title:  Senior Vice President-
                                            Finance

                             Selling Shareholders:



                             Arthur Philip Paton



                             Olive Margaret Paton



                             Colin Philip Paton



                             Keith Malcolm Paton


                             ESTATE OF GRAHAM MICHAEL PATON



                             By Arthur Philip Paton, personal
                                       representative


                             By Beverly Margaret Paton,
                                     personal representative



                                        EXHIBIT A



                           Selling Shareholders



                                  Fully Paid
Name and Address                Hereford Shares


Arthur Philip Paton                  1,251
Westholme,
Fownhope,
Hereford HR4 9DJ, England

Olive Margaret Paton                 1,250
Westholme,
Fownhope,
Hereford HR4 9DJ, England

Colin Philip Paton                     833
Homme Farm
Wyatt Road,
Withington,
Hereford HR1 3NP, England

Keith Malcolm Paton                    833
River Lodge,
Grange Gardens,
Hampton Park,
Hereford HR4 9DJ, England


Estate of Graham                       833
  Michael Paton
c/o Lambe Corner & Co.
36/37 Bridge Street
Hereford HR4 9DJ, England

                Total                5,000